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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT

            AGREEMENT, dated as of March 27, 2002 (the "Agreement"), between Semiconductor Components Industries, LLC (the "Company"), with offices at 5005 East McDowell Road, Phoenix, Arizona 85008, and William Bradford (the "Executive").

            1.  Employment, Duties and Agreements.

            (a) The Company hereby agrees to employ the Executive as its Senior Vice President of Sales and Marketing and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the employment period described in Section 3 hereof (the "Employment Period"). The Executive shall report to the Chief Executive Officer (the "CEO") of the Company or his designee and shall have such duties and responsibilities as the CEO or his designee may reasonably determine from time to time as are consistent with Executive's position as Senior Vice President of Sales and Marketing. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the CEO or his designee and all applicable policies and rules of the Company. The Executive shall be based at the Company's corporate headquarters currently located in Phoenix, Arizona, subject to normal and customary travel for the benefit of and on behalf of the Company in furtherance of the Executive's duties and responsibilities as Senior Vice President of Sales and Marketing.

            (b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

            (c) During the Employment Period, the Executive may not, without the prior written consent of the Company, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company), provided that it shall not be a violation of the foregoing for the Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

            2.  Compensation.

            (a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company's normal and customary payroll procedures, a base salary at the rate of $320,000 per annum, (the "Base Salary"). The Board of Directors of the Company (the "Board") shall review the Executive's Base Salary from time to time.

            (b) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the executive bonus program established and approved by the Board (the "Program") and, pursuant to the Program, the Executive may earn an annual bonus (the "Annual Bonus")
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based on certain performance criteria with a target of 60% of Base Salary, as determined under the Program, provided that the Executive is actively employed by the Company on the date Annual Bonuses are paid under the Program. Notwithstanding the foregoing, the Executive's Annual Bonus in respect of calendar year 2002 shall be at least equal to $96,000 regardless of whether the performance objectives for calendar year 2002 shall have been met (the "Guaranteed Bonus"), provided that the Executive is actively employed by the Company on the date Annual Bonuses are paid under the Program. For the avoidance of doubt, the Guaranteed Bonus shall reduce any Annual Bonus earned in calendar year 2002 as a result of the Company's achievement of performance objectives under the Program.

            (c) As soon as practicable after the Effective Date (as defined in Section 3 herein) (the "Grant Date"), the Company shall cause the ON Semiconductor Corporation (the "Parent") to grant the Executive an option (the "Option") to purchase 600,000 shares of common stock of the Parent at an exercise price equal to the Fair Market Value (as such term is defined in the ON Semiconductor Corporation 2000 Stock Incentive Plan (the "Plan")) as of the Grant Date of a share of common stock of the Parent. Except as specifically provided herein, the Option shall be subject to and governed by the Plan and shall be evidenced by a stock option grant agreement as provided under the Plan. Approximately 25 percent of the Option shall become exercisable on the first twelve (12) month anniversary of the Grant Date; an additional 25 percent of the Option shall become exercisable on each subsequent twelve (12) month anniversary following the first anniversary of the Grant Date until 100 percent of the Option is fully vested and exercisable; provided that the Executive is still employed by the Company on each such date that a portion of the Option is to become exercisable.

            (d) (i) As soon as practicable after the Effective Date, but no longer than four weeks after the Effective Date, the Company shall pay to the Executive, in a lump sum, a hiring bonus of $250,000 (the "Hiring Bonus"). In addition to the Hiring Bonus, the Company shall pay to the Executive an additional payment (the "Hiring Bonus Gross-Up Payment") in an amount sufficient to pay the Executive's federal, state and local income taxes in respect of the Hiring Bonus, as well as the federal, state and local income taxes incurred by the Executive for the calendar year 2002 as a result of the Hiring Bonus Gross-Up Payment, to be determined based upon the Executive's highest marginal federal, state and local income tax rates. Notwithstanding the foregoing, if the Executive's employment with the Company is terminated by the Company for Cause or by the Executive for other than Good Reason any time during the twelve (12) month period following the Effective Date, the Executive shall repay to the Company both the Hiring Bonus and Hiring Bonus Gross-Up Payment within thirty
(30) days after the Date of Termination (as defined in Section 4(b) herein).

                  (ii) As soon as practicable following the one-year anniversary of the Effective Date, the Company shall pay to the Executive, in a lump sum, a stay bonus of $50,000 (the "Stay Bonus"), provided the Executive is actively employed by the Company on such date. In addition to the Stay Bonus, the Company shall pay to the Executive an additional payment (the "Stay Bonus Gross-Up Payment") in an amount sufficient to pay the Executive's federal, state and local income taxes in respect of the Stay Bonus, as well as the federal, state and local income taxes incurred by the Executive for the calendar year 2003 as a result of the Stay Bonus Gross-Up Payment, to be determined based upon the Executive's highest marginal federal, state and local income tax rates. Notwithstanding the foregoing, if the Executive's employment with the Company is terminated by the Company for Cause or by the Executive for other than Good Reason after the Stay Bonus is paid, but prior to the two-year anniversary of the Effective Date, the Executive shall repay to the Company both the Stay Bonus and Stay Bonus Gross-Up Payment within thirty (30) days after the Date of Termination.


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                  (iii) The Executive shall cooperate with reasonable requests for information and documentation made by the Company in order for the Company to determine both the Hiring Bonus Gross-Up Payment and Stay Bonus Gross-Up Payment. Furthermore, the Executive hereby authorizes the Company to, and the Company has the right without any further action to, withhold from or reduce any payments due the Executive in order to collect any amounts that the Executive is required to return to the Company pursuant to this Agreement.

            (e) During the Employment Period: (i) except as specifically provided herein, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs of the Company which are made available generally to other senior executive officers of the Company, and
(ii) except as specifically provided herein, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company which are made available generally to other senior executive officers of the Company (for the avoidance of doubt, such plans, practices, policies or programs shall not include any plan, practice, policy or program which provides benefits in the nature of severance or continuation pay).

            (f) During the Employment Period, the Company shall provide the Executive with a car allowance of $1,200 per month.

            (g) During the Employment Period, the Executive shall be entitled to three (3) weeks of paid vacation time for calendar year 2002 and a minimum of four (4) weeks paid vacation time in each subsequent year.

            (h) (i) The Company shall reimburse the Executive for reasonable relocation expenses (the "Relocation Reimbursements") incurred by the Executive in connection with the relocation of the Executive and his immediate family to Phoenix, Arizona from Brussels, Belgium as well as relocating his personal possessions from his home in Atlanta, Georgia, which shall include, but not be limited to, reimbursement for all travel (business class), housing and incidental expenses incurred by the Executive and his family for (A) one trip to Phoenix for the Executive and his family to locate a primary residence; (B) one additional trip to Phoenix for the Executive or his spouse to locate a primary residence; (C) one trip for the Executive and his family to wrap up their affairs in Atlanta, Georgia; (D) a reasonable temporary living allowance/reimbursement for Belgium, Atlanta and Phoenix, as the case may be (not to exceed $4,000 per month in the aggregate) for three (3) months commencing on the Effective Date while the Executive and his family find a permanent residence in, and transition to, Phoenix; (E) a reasonable temporary living reimbursement (not to exceed $2,500 per month) for two (2) months commencing on the Effective Date solely for the Executive's expenses in Phoenix as he begins his duties for the Company; (F) reasonable closing costs for the Executive's primary residence in Phoenix; and (G) certain termination charges, forfeitures, fees, penalties and expenses incurred by the Executive in Belgium associated with his relocation; provided that the Relocation Reimbursements shall not exceed $200,000.

                  (ii) In addition to the Relocation Reimbursements provided above, on or before the date that is ninety (90) days after the Effective Date, the Company shall purchase the Executive's Atlanta, Georgia residence (the "Residence") for $900,000 (the "Purchase Price"); provided that if the average price determined based on three (3) independent appraisals of the Residence (the "Appraised Value") is less than $550,000, then the Purchase Price will be reduced by an amount equal to the excess of $550,000 over the Appraised Value. In the event that the Executive's employment with the Company is terminated by the Company for Cause or by the Executive for other than Good Reason within the


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twenty-four (24) month period following the Effective Date, the Executive shall repay to the Company the excess of the Purchase Price over the Appraised Value.

                  (iii) Notwithstanding the foregoing, the Company shall only be obligated under Section 2(h)(ii) above if the following conditions are met; (1) the Company completes due diligence procedures to its reasonable satisfaction,
(2) the Company obtains all necessary consents and approvals, (3) the Executive cooperates with respect to the sale of the Residence, including, but without limitation, the Executive's causing the Residence to be available for viewing and inspections by real estate agents, engineers and potential purchasers during reasonable hours, including, but not limited to, weekends and Executive's execution and delivery of any documents or other materials that the Company determines are reasonably necessary to evidence the purchase of the Residence and the release of any existing security interest in the Residence and, with respect to the Company's obligations under Section 2(h)(i) and (ii) (4) the Executive shall provide all reasonable documentation of expenses as reasonably requested by the Company and to otherwise cooperate with reasonable requests of the Company in respect of the Relocation Reimbursements provided herein.

            (i) During the Employment Period, the Executive will be eligible to participate in the Company's current financial and tax planning counseling program for a three (3) year period commencing on the Effective Date.

            (j) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

            3.  Employment Period.

            The Company shall employ Executive on the terms and subject to the conditions of this Agreement commencing on March 28, 2002 (the "Effective Date"). Executive's employment may be terminated by the Company or by the Executive at any time for any reason or no reason at all. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Period." The Executive's employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated):

            (a) Death. The Executive's employment hereunder shall terminate upon his death.

            (b) Disability. The Company shall be entitled to terminate the Executive's employment hereunder for "Disability" if, as a result of the Executive's incapacity due to physical or mental illness or injury, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days, and within thirty (30) days after Notice of Termination (as defined in Section 4 below) for Disability is given following such 90-day period the Executive shall not have returned to the performance of his duties on a full-time basis.

            (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) a material breach by the Executive of this Agreement; (ii) the failure by the Executive to reasonably and substantially perform his duties hereunder (other than as a result of physical or mental illness or injury); (iii) the Executive's willful


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misconduct or gross negligence which is materially injurious to the Company; or
(iv) the commission by the Executive of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Cause hereunder and, if such breach or failure is reasonably susceptible to cure, provide the Executive with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure. If, subsequent to the Executive's termination of employment hereunder for other than Cause, it is determined in good faith by the Board that the Executive's employment could have been terminated for Cause, the Executive's employment shall, at the election of the Board, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

            (d) Without Cause. The Company may terminate the Executive's employment hereunder during the Employment Period without Cause.

            (e) Voluntarily. The Executive may voluntarily terminate his employment hereunder (other than for Good Reason), provided that the Executive provides the Company with notice of his intent to terminate his employment at least three months in advance of the Date of Termination (as defined in Section 4 below).

            (f) For Good Reason. The Executive may terminate his employment hereunder for Good Reason and any such termination shall be deemed a termination by the Company without Cause. For purposes of this Agreement, "Good Reason" shall mean (i) a material breach of this Agreement by the Company, (ii) requiring the Executive to report to a person other than (1) the CEO, (2) the executive chairman or other executive position reasonably determined by the Company to rank above or pari passu with the CEO or (3) in the absence of a CEO, any person acting in the capacity of a CEO, (iii) reducing the Executive's salary while at the same time not proportionately reducing the salaries of the other executive officers of the Company, (iv) requiring the Executive to relocate away from the Phoenix area which such relocation is not in connection with a relocation of the Company's headquarter offices, or (v) a material and continued dimunition of the Executive's duties and responsibilities hereunder; provided that in either (i), (ii), (iii), (iv) or (v) above, the Executive shall notify the Company within thirty (30) days after the event or events which the Executive believes constitute Good Reason hereunder and shall describe in such notice in reasonable detail such event or events and provide the Company a reasonable time to cure such breach or dimunition (not to exceed thirty (30) days after delivery of such notice).

            4.  Termination Procedure.

            (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written "Notice of Termination" to the other party hereto in accordance with Section 12(a).

            (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to Section 3(b), thirty
(30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of his duties hereunder on a full-time basis within such thirty (30) day period, (iii) if the Executive voluntarily terminates his employment, the date specified in the notice given pursuant to
Section 3(e) herein which shall not be less than three months after the Notice of Termination is delivered to the Company, (iv) if the Executive terminates his employment for Good Reason pursuant to Section 3(f) herein, thirty (30) days after Notice of Termination, and (v) if the


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Executive's employment is terminated for any other reason, the date on which a
Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

            5.  Termination Payments.

            (a) Without Cause. In the event of the termination of the Executive's employment during the Employment Period by the Company without Cause (including a deemed termination without Cause as provided in Section 3(f) herein), in addition to the Executive's accrued but unused vacation and Base Salary through the Date of Termination (to the extent not theretofore paid) the Executive shall be entitled to twelve equal monthly payments commencing within thirty (30) days after the Date of Termination equal to the quotient obtained by dividing the (i) sum of (A) the highest rate of the Executive's annualized Base Salary in effect at any time up to and including the Date of Termination and (B) the Annual Bonus (described in Section 2(b) hereof) earned by the Executive in the year immediately preceding the Date of Termination, by (ii) twelve. In addition, in the event of a termination by the Company without Cause, if the Executive elects to continue the Company's group health plans pursuant to his rights under COBRA, the Company shall pay the Executive's COBRA continuation premiums until the earlier of (i) the date the Executive receives group health benefits from another employer or (ii) the one-year anniversary of the Date of Termination. Notwithstanding the foregoing, the payments and benefits provided herein are subject to and conditioned upon the Executive executing a general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such payments are subject to and conditioned upon the Executive's compliance with the Restrictive Covenants provided in Sections 8 and 9 hereof. Except as provided in this Section 5(a), the Company shall have no additional obligations under this Agreement.

            (b) Cause, Disability, Death or Voluntarily other than for Good Reason. If the Executive's employment is terminated during the Employment Period by (i) the Company for Cause, (ii) voluntarily by the Executive other than for Good Reason, or (iii) as a result of the Executive's death or Disability, the Company shall pay the Executive or the Executive's estate, as the case may be, within thirty (30) days following the Date of Termination the Executive's accrued but unused vacation and his Base Salary through the Date of Termination (to the extent not theretofore paid). Except as provided in this Section 5(b) and Section 9(c) below, the Company shall have no additional obligations under this Agreement.

            6. Employment Termination in Connection with a Change in Control.

            (a) In the event the Company terminates the Executive's employment without Cause (including a deemed termination without Cause as provided in Section 3(f) herein) within two years following a Change in Control (as defined below), then, in addition to all other benefits provided to the Executive under
Section 5(a) of this Agreement, the Option granted pursuant to Section 2(c) herein shall become immediately exercisable.

            (b) For purposes of this Agreement, a Change in Control shall have the meaning set forth in the Plan.


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            7.  Legal Fees.

            In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive's employment hereunder, each of the parties shall be responsible for their respective legal fees and expenses.

            8.  Non-Solicitation.

            During the Employment Period and for two (2) years thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Parent, the Company or any of their subsidiaries to perform services for any entity (other than the Parent, the Company or their subsidiaries), or attempt to induce any such employee to leave the employ of the Parent, the Company or their subsidiaries.

            9.  Confidentiality; Non-Disclosure; Non-Disparagement.

            (a) During the Employment Period and thereafter, the Executive shall hold in strict confidence any proprietary or Confidential Information related to the Parent, the Company and their affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Parent, the Company or any of their affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers' or the Company's trade secrets.

            (b) Upon the termination of the Employment Period, the Executive shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Parent, the Company or their affiliates, which is of a confidential nature relating to the Parent, the Company or their affiliates, or, without limitation, relating to any of their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

            (c) The Executive shall not defame or disparage the Parent, the Company, their affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Parent, the Company, their affiliates or their directors, members, officers or executives.


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            10.  Injunctive Relief.

            It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the restrictive covenants provided in Sections 8 and 9 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond or other security). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 8 or 9 hereof.

            11.  Representations.

            (a) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

            (b) The Executive hereby represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with his former employment with respect to this duties and responsibilities hereunder.

            12.  Miscellaneous.

            (a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

            If to the Company:

            Semiconductor Components Industries, LLC
            5005 East McDowell Road
            Phoenix, Arizona  85008
            Attention:  General Counsel


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            with a copy to:

            Paul Shim
            Cleary, Gottlieb, Steen & Hamilton
            One Liberty Plaza
            New York, NY 10006

            If to the Executive:

            William Bradford
            Semiconductor Components Industries, LLC
            5005 East McDowell Road
            Phoenix, Arizona  85008

or to such other address as any party hereto may designate by notice to the others.

            (b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive's employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive's employment (it being understood that any stock options granted to the Executive shall be governed by the relevant option plan and related stock option grant agreement and any other related documents).

            (c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

            (d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

            (e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

            (ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, "the Company" shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.


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            (f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by Company shall be implied by Company's forbearance or failure to take action.

            (g) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

            (h) Except as specifically provided in Sections 2(d) and 2(h), the payments and other consideration to the Executive under this Agreement shall be made without right of offset.

            (i) This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without reference to its principles of conflicts of law.

            (j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            (k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.



            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                    SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC



                                    /s/ James Stoeckmann             3/27/02
                                    --------------------------------------------
                                    Name:   James Stoeckmann
                                    Title:  Vice President - HR




                                    /s/ William Bradford            3/27/02
                                    --------------------------------------------
                                    William Bradford


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